Exhibit (d)(6)

Form of acceptance or rejection of stock options — Employees of Belgium

     The law of 26 March 1999 provides that stock options are taxable in de 60 days following the announcement of the grant to the beneficiary. If the beneficiary does not accept to pay the taxes on such grant, he or she must make a declaration to that effect in writing no more than 60 days after he or she was notified of the grant. Absent such declaration by the expiration of the 60-days period, the beneficiary is deemed to have accepted the option grant.

     The amount subject to taxation is determined by calculating a percentage of the amount of the value of the potential shares. This amount will be reduced to 50%, depending of some pre-defined conditions, and more specifically, if the beneficiary accepts not to exercise the options granted in year ______, before the January 1, 20____ .

     Business Objects Belux announced to you on ___________ ,20____ that you are offered [number of options] stock options of Business Objects S.A with a grant date of ____________ and an exercise price per share of €________     .

     By no later than ____________, 20____ , you must make your election for one of the following alternatives (please cross out the other two alternatives which you do not elect for):

     I, the undersigned,

Name

Address

          Hereby declare that

1.	I accept the Business Objects S.A. stock options referred to above and commit to not exercise any such option prior to January 1, 20____.

2.	I accept the Business Objects S.A. stock options referred to above but do not commit not to exercise them before January 1, 20____. I may exercise therefore such options in accordance with the vesting schedule included in the related option agreement.

3.	I do not accept the Business Objects S.A. stock options referred to above. I understand that all rights to such options shall as a result be cancelled.

Signature	Date

     This document must be completed and executed and returned to Business Objects BeLux, attention Karen Sterck, by no later than _________________.